Exhibit 10(a)

 2011 EQUITY OWNERSHIP AND LONG TERM CASH INCENTIVE PLAN OF ENTERGY CORPORATION AND SUBSIDIARIES

RESTRICTED UNITS AGREEMENT

THIS RESTRICTED UNITS AGREEMENT, by and between Entergy Corporation ("Company") and Roderick K. West ("Grantee"), is effective on May 1, 2013 (the “Effective Date”), as approved by the Personnel Committee of the Entergy Corporation Board of Directors.  For purposes of this Restricted Units Agreement (the “Agreement”), Company shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

1.            Grant of Restricted Units.   Company hereby grants to Grantee, pursuant to the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Equity Plan”), Twenty-One Thousand (21,000) Restricted Share Units (the “Restricted Units”), subject to the terms and conditions of the Equity Plan and this Agreement.

2.            Vesting of Restricted Units.  The Restricted Units shall vest on May 1, 2018 (the “Vesting Date”), provided that Grantee remains continuously employed through the Vesting Date as a regular full-time employee of Employer (as defined in Section 17 below) or another System Company and performs Grantee’s job duties in a satisfactory manner through such Vesting Date, as determined solely in the discretion of the Company’s Chairman & CEO (“Vesting Criteria”).  For purposes of this Section 2, Grantee shall no longer be considered a regular full-time employee of a System Company on the date of Grantee’s death, separation from employment because of Total Disability, Retirement, or any other separation from employment with Employer.  If Grantee fails to meet the Vesting Criteria set forth in this Section 2, then Grantee shall not vest in the Restricted Units, except as otherwise provided in Section 4 of this Agreement.

3.           Scheduled Payment of Restricted Units.  If Grantee meets the Vesting Criteria, then as soon as reasonably practicable after the Vesting Date, but in no event later than the date that is 2 ½ months following the end of the Employer’s taxable year in which such Restricted Units are no longer subject to a substantial risk of forfeiture, Grantee’s Employer shall pay to Grantee, or Grantee’s beneficiary or estate (i.e., if Grantee should die after the Vesting Date, but prior to the payment date), as the case may be, a cash amount equal to the Fair Market Value of a share of Common Stock on the Vesting Date, multiplied by the number of Restricted Units, less all federal and state deductions, tax withholdings, and other withholdings and offsets that may apply or be required to be withheld in connection with such payment. Such payment shall be made in accordance with the short-term deferral exception under Code Section 409A and final regulations issued thereunder, as may be amended after the Effective Date.

4.           Accelerated Vesting. Notwithstanding the Vesting Criteria set forth in Section 2 to the contrary, the vesting of all or a portion of Grantee’s Restricted Units shall accelerate in the following circumstances:

4.1  Employer terminates Grantee’s System Company employment for a reason other than Cause (as defined in Section 17 of this Agreement), Total Disability or death, and Grantee has otherwise satisfied the Vesting Criteria set forth in Section 2 through the date of such termination, then Grantee shall fully vest in all Restricted Units on such termination date, unless Grantee becomes employed by an employer that assumes this Agreement or the obligations to Grantee hereunder.

4.2    In accordance with the terms and conditions of the Equity Plan, if within twenty-four (24) months followingthe effective date of a Change in Control, Grantee’s System Company employment is terminated by a System Company without Cause (as defined in the Equity Plan) or by Grantee with Good Reason (such that Grantee is no longer employed by any System Company), then Grantee shall fully vest in all Restricted Units as of the date Grantee’sSystem Company employment is terminated, unless Grantee becomes employed by an employer that assumes this Agreement or the obligations to Grantee hereunder.

In the event of accelerated vesting as described in this Section 4, but subject to the conditions and limitations described in the last paragraph of this Section 4, Employer shall pay Grantee a lump sum cash payment equal to the Fair Market Value of such vested Restricted Units as of the earlier of the Vesting Date or separation from service, less all applicable income, employment and other tax amounts required to be withheld in connection with such payment, as soon as reasonably practicable following such accelerated vesting date, but in no event later than March 15th following the end of the calendar year in which such Restricted Units are no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A).  It is intended that the timing of such payments shall be in accordance with the short-term deferral exception of Code Section 409A and accompanying final regulations. In no event shall Grantee be entitled to accelerated vesting and payment of Restricted Units under more than one of the events described in Section 4 above.

Notwithstanding the foregoing, if vesting and payment of the Restricted Units is accelerated in accordance with the event described in 4.1 above, then the value of any such Restricted Units payable under this Section 4 shall reduce dollar-by-dollar the amount of any cash severance payment that is exempt from the requirements of Code Section 409A and otherwise payable to Grantee under the terms and conditions of any Company-sponsored severance plan or severance arrangement.  To the extent that any such cash severance payment is subject to, and not exempt from, the requirements of Code Section 409A, then the value of any Restricted Units payable under this Section 4 pursuant to the event described in 4.1 above instead shall be reduced dollar-by-dollar by the amount of such cash severance payment restricted under Code Section 409A and such severance shall be payable to Grantee under the terms and conditions of such Company-sponsored severance plan or severance arrangement.

5.           Termination and Forfeiture of Restricted Units.  Except as otherwise provided herein, the Restricted Units shall terminate on the date on which Grantee's full-time System Company employment terminates.  Further, except as otherwise provided in Section 4 of this Agreement, if Grantee fails to meet a condition of the Restricted Units Vesting Criteria set forth in Section 2 at any time prior to the Vesting Date, then Grantee shall not vest in the Restricted Units and shall forfeit any portion of the Restricted Units not yet paid.

6.   Compliance with Code Section 409A Limitations.  Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Code Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or final regulations thereunder.  Specifically, the terms “termination” and “termination of employment” shall be applied in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A.  A right of the Company, if any, to offset or otherwise reduce any sums that may be due or become payable by the Company to Grantee by any overpayment or indebtedness of the Grantee shall be subject to limitations imposed by Code Section 409A.  For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable prior to March 15 of the calendar year following the calendar year of substantial vesting), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii).  To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to Grantee at a time when Grantee is a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B).

7.           Restricted Units Nontransferable.  Restricted Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by Grantee (or any beneficiary) other than by will or laws of descent and distribution or otherwise as the Equity Plan may allow.

8.           Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

9.           Incorporation of Equity Plan.  The Equity Plan is hereby incorporated by reference and made a part hereof, and the Restricted Units and this Agreement shall be subject to all terms and conditions of the Equity Plan, a copy of which has been provided or otherwise made accessible to the Grantee.  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Equity Plan.

      10.           Amendments.  The Equity Plan may be amended, modified or terminated only in accordance with its terms. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Grantee and such officer as may be specifically designated by the Committee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      11.           Rights as a Shareholder.  Neither the Grantee nor any of Grantee's successors in interest shall have any rights as a stockholder of the Company with respect to any Restricted Units, including without limitation the right to any dividends or dividend equivalents.

     12.           Agreement Not a Contract of Employment.  Neither the Equity Plan, the granting of the Restricted Units, this Agreement nor any other action taken pursuant to the Equity Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

      13.           Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to the Grantee, to his last known address as shown in the personnel records of Employer, and if to Employer, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

If to Employer:

Entergy Services, Inc.
Attention: General Counsel
639 Loyola Avenue, 26th Floor New Orleans, LA 70113-3125

14.           Confidentiality.  Grantee shall not disclose, publicize or discuss the terms or conditions of this Agreement or the Restricted Units Grantee may receive under this Agreement with any third party, except with Grantee’s Supervisor, spouse, lawyer or accountant, or as may be required by law.  If Grantee breaches this obligation of confidentiality, then Grantee shall no longer be eligible to vest in the Restricted Units.  If the Restricted Units have already been paid to Grantee at the time of such breach, then Grantee shall be required to repay the Restricted Units within ten (10) days of written demand from Employer and further shall be required to reimburse Employer for all expenses, costs and attorneys’ fees incurred by Employer in seeking repayment of the Restricted Units.

15.            Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.             Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated unless otherwise specified:
17.1 "Cause" shall mean:

(a)	the willful and continuing failure by Grantee to substantially perform Grantee’s duties; or

(b)	the engaging by Grantee in conduct which is demonstrably and materially injurious to any System Company, monetarily or otherwise; or

(c)
conviction of, or entrance of a plea of guilty or nolo contendere to, a felony or other crime which has or may have a material adverse effect on Grantee’s ability to carry out Grantee’s duties or upon the reputation of any System Company; or

(d)	a material violation by Grantee of any agreement Grantee has with a System Company; or

(e)	unauthorized disclosure by Grantee of the confidences of any System Company.

17.2 “Employer” shall mean Entergy Services, Inc. or any successor System Company employer of Grantee or any successor to any such System Company employer’s business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17.3 “Retirement” shall  have the meaning set forth in the Equity Plan; however, solely in the event Grantee is not eligible to participate  in a Company-sponsored qualified defined benefit pension plan at the time Grantee separates from service with the System Companies, Retirement shall mean Grantee separates from service with the System Companies  after attaining age 55 and with ten (10) or more years of employment with System Companies as interpreted in the sole discretion of the Committee.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, which is effective on the day and year first above written.

ENTERGY CORPORATION

By:  /s/E. Renae Conley
             E. Renae Conley
             Executive Vice-President,
             Human Resources and Administration

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Equity Plan herein incorporated by reference. The undersigned further acknowledges that the Equity Plan and Equity Plan Prospectus are available to him on the Company’s internal Web page.

/s/ Roderick K. West
      Roderick K. West, Grantee

This document constitutes part of a prospectus covering Securities that have been registered under the Securities Act of 1933. The remaining documents constituting the prospectus are available on Entergy Corporation’s intranet under the Compensation icon on the HR Home Page (http://www.prod.entergy.com/admin/hr/compen.htm)